Exhibit 99.4

Oragenics, Inc.

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTION AGREEMENT

In consideration of my employment or continued employment by Oragenics, Inc.. or by any subsidiaries or affiliated companies of same (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.       NONDISCLOSURE.

1.1   Recognition of Company Rights, Nondisclosure.

At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use lecture upon or publish any of the Company's Proprietary Information (defined herein), except as such disclosure, use or publication rimy be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2   Proprietary Information.

The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way or Illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, sources and object codes, data, programs, other works of authorship, know-how, Improvements, discoveries, developments, designs and techniques (hereafter collectively referred to as "Incentions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as a result of a breach or this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3   Third Party Information.

I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term or my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing

1.4  No Improper Use of Information of Prior Employers and Others.

During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employee or person. I will use in the performance of my duties only information which is generally known and used by persons with mining and experience comparable to my own, which is common knowledge in the industry or otherwise legally in (lie public domain or which it; otherwise provided or developed by the Company.

2.       ASSIGNMENT OF INVENTIONS.

2.1   Proprietary Rights.

The term "Proprietary Rights" shall herein mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world, including any such rights arising under license or other agreement.

2.2   Prior Inventions.

Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement To preclude any possible uncertainty I have set forth an Exhibit A (Previous Inventions) attached hereto a true and complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that are excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Nor Invention which is my property and has not been assigned to a third party into a Company Invention (as herein defined), I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, perpetual, world wide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Inventions, whether my property or otherwise, in any Company Inventions without the Company's prior written consent.

2.3   Assignment of Inventions.

Subject to Section 2.5, 1 hereby assign to the Company all my right, title and interest in and to any and all Inventions (whether or not patentable or registrable under copyright or similar statues) made or conceived or reduced to practice or learned by me, either alone or jointly with others and which incorporate or are based on or relating to any of the Company's Proprietary Rights or any of the Company's other intellectual property, during the period of my employment with the Company. To the extent that, when first made, any such assigned Inventions have not been reduced to practice or fixed in a tangible form, then I will further assign such Inventions to the Company when they are so reduced or fixed. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

2.4   Obligation to Keep Company Informed.

During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one year after termination of employment.

2.5   Government or Third Party.

I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.6   Works for Hire.

I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101)

2.7   Enforcement of Proprietary Rights.

I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and delivery assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to proprietary Rights relating to such Company Inentions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim, to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.       Records.

I agree to keep and maintain adequate and current records (in the form of lab notes, sketcher, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.       Additional Activities.

I agree that during the period of my employment by the Company I will not, without the Company's expressed written consent, engage in any employment or business activity which is competitive with. or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and one (1) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5.       No Conflicting Obligation.

I represent that my performance of all the terms of the Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into any agreement either written or oral in conflict herewith.

6.       Return of Company Documents.

When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda specifications, devices, formulas, and documents, together will all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work area , is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement,

7.       Legal and Equitable Remedies.

Because my services arc personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce the Agreement and any of its provisions by injunction., specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.       Notices.

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.       Notification of New Employer.

In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.       General Provisions.

10.1   Governing Law; Consent to Personal Jurisdiction.

This Agreement will be governed by and construed according to the laws of the State of Florida, as such laws are applied to agreements entered into and to be performed entirely within Florida between Florida residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Alachua County, Florida for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2   Severability.

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision bad never been contained herein If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extend compatible with the applicable law as it shall then appear.

10.3   Successors and Assigns.

This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4   Survival.

The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5   Employment

I agree and understand that nothing in this Agreement shall confer any right With respect to confirmation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause..

10.6   Waiver.

No waiver by the Company of any breach or this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver or any other right. The Company shall not be required to give notice to enforce strict adherence to all term of this Agreement.

10.7   Entire Agreement

The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment With the Company, namely, January 2, 2002

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT THE EXHIBIT A TO THIS AGREEMENT.

Dated:     January 2, 2002

    /s/ Jeffrey D. Hillman
    Jeffrey D. Hillman

ACCEPTED AND AGREED TO:

Oregenics, Inc.
12085 Research Drive
Alachua, FL 32615

By:           /s/ Mento A. Soponis
                Mento A. Soponis

Title:         President & Chief Executive Officer

Dated:       January 2, 2002

EXHIBIT A

TO:               Oragenics, Inc.

FROM:          Jeffrey D. Hillman

DATE:           January 2, 2002

SUBJECT:     Previous Inventions

1.   Except as listed in Section 2 below the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Oragenics, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

*  Relevant to the business of Oragenics, I invented Replacement Therapy and the mutacin 1140 antibiotic, which have been licensed by Oragenics from the University of Florida Research Foundation. I also invented an unpatented screening selection medium to be used as a diagnostic tool with Replacement Therapy, which is owned by Oragenics.

I had also invented an approach to treat periodontal disease while at the Forsyth Dental Center, which holds a patent on the technology.

I filed art invention disclosure with the University of Florida for an invention involving n-acyl homoserine lactones, a bacteriocidal compound.

2.   Due to a prior confidentiality agreement, I cannot complete the disclosure under Section I above with respect to inventions or improvements generally listed above, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):**

**   Unrelated to the business of Oragenics, I co-invented technologies called In Vivo Induced Antigen Technology (IVIAT) and In Situ induced Antigen Technology (ISIAT). These technologies were assigned to iviGene Corporation, of which I am an equity holder and consultant, These technologies attempt to identify genes and gene products that are produced by a pathogen during infection of a human host. This service, if successful, would allow drug development companies to develop vaccines and therapeutics targeting the genes identified by iviGene. These technologies are completely unrelated to the business of Oragenics.